Exhibit 99.2

XERIS REFINANCES ITS $150M SENIOR SECURED TERM LOAN FACILITY WITH HAYFIN CAPITAL

Improves cost of capital

Increases committed capital to a total facility size of $215M

CHICAGO, IL; March 6, 2024 – Xeris Biopharma Holdings, Inc. (Nasdaq: XERS), a growth-oriented biopharmaceutical company committed to improving patients’ lives by developing and commercializing innovative products across a range of therapies, today announced it has entered into an amended and restated senior secured term loan agreement (“debt facility”) with funds managed by Hayfin Capital Management LLP (“Hayfin”) to provide Xeris $200.0 million of capital at close and the ability to draw down another $15.2 million to redeem Xeris’ outstanding 5.00% convertible senior notes due 2025.
“We are very pleased with the outcome of this refinancing transaction with Hayfin. This upsized facility, along with cash generation from our existing products and partnerships, allows us greater flexibility to continue to invest in the growth of our business. In addition to the new capital, we reduced our borrowing interest rate by 2.05% per year, which validates the strong creditworthiness of the company,” said Steven M. Pieper, Xeris’ Chief Financial Officer. “Hayfin has proven to be a committed partner that believes in our strategy and ability to execute and is willing to further support our growing enterprise.”
Under the terms of the new debt facility, Xeris drew down $200.0 million on the closing date to repay its existing term loan of $150.0 million with Hayfin, plus associated interest and fees, which resulted in an increase of approximately $35 million to Xeris’ cash balance. Net proceeds are for working capital and general corporate purposes. An additional $15.2 million of the debt facility is available to redeem, if needed, Xeris’ outstanding 5.00% convertible senior notes due mid-2025. The maturity of the debt facility is five (5) years from the closing date. Amounts borrowed under the debt facility bear interest at an annual rate equal to 6.95% plus the greater of (i) CME Term SOFR, and (ii) two percent (2.00%) per annum. Xeris is entitled to make interest-only payments on a quarterly basis until the maturity date or earlier prepayment of the loan. During the term of the loan, Xeris is required to maintain certain minimum liquidity and revenue requirements.
Andrew Merrill, Managing Director of Healthcare at Hayfin said, “We are pleased to continue to invest in Xeris through this new senior secured loan. Since our initial engagement two years ago, Xeris has demonstrated its ability to develop and bring to market products with clear, valuable benefits to patients, which also garner strong market adoption. These compelling attributes are hallmarks of our lending strategy and give us confidence to continue supporting Xeris’ strong growth."
Evercore acted as sole financial advisor to Xeris on this transaction.
About Xeris Biopharma Holdings, Inc.
Xeris (Nasdaq: XERS) is a growth-oriented biopharmaceutical company committed to improving patients’ lives by developing and commercializing innovative products across a range of therapies. Xeris has three commercially available products: Gvoke®, a ready-to-use liquid glucagon for the treatment of severe hypoglycemia; Keveyis®, a proven therapy for primary periodic paralysis; and Recorlev® for the treatment of endogenous Cushing’s syndrome. Xeris also has a robust pipeline of development programs to extend the current marketed products into important new indications and uses, bring new products forward using its proprietary formulation technology platforms, XeriSol™ and XeriJect®, and support long-term product development and commercial success.

Xeris Biopharma Holdings is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on X, LinkedIn or Instagram.
About Hayfin Capital Management LLP
Founded in 2009, Hayfin Capital Management (“Hayfin”) is a leading alternative asset management firm with c. €31 billion in assets under management. Hayfin focuses on delivering attractive risk-adjusted returns for its investors across its private debt, liquid credit and private equity solutions businesses.
Hayfin has a diverse international team of over 200 experienced industry professionals with offices globally, including headquarters in London and offices in Dubai, Frankfurt, Luxembourg, Madrid, Milan, Munich, New York, Paris, Stockholm, San Diego, Singapore and Tokyo.
Further information can be found at hayfin.com.
Forward-Looking Statements
Any statements in this press release other than statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, statements about future expectations, plans and prospects for Xeris Biopharma Holdings, Inc., including statements regarding plans, projections and estimates regarding the use of proceeds from the amended and restated term loan facility, the timing or likelihood of redeeming an additional debt facility under the amended and restated term loan facility, the further support of Hayfin, and other statements containing the words “will,” “would,” “continue,” “expect,” “should,” “anticipate” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. These forward-looking statements are based on numerous assumptions and assessments made in light of Xeris’ experience and perception of historical trends, current conditions, business strategies, operating environment, future developments, geopolitical factors and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The various factors that could cause Xeris’ actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements, include, but are not limited to, its financial position and need for financing, including to fund its product development programs or commercialization efforts, whether its products will achieve and maintain market acceptance in a competitive business environment, its reliance on third-party suppliers, including single-source suppliers, its reliance on third parties to conduct clinical trials, the ability of its product candidates to compete successfully with existing and new drugs, and its and collaborators’ ability to protect its intellectual property and proprietary technology. No assurance can be given that such expectations will be realized and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements. Additional risks and information about potential impacts of financial, operational, economic, competitive, regulatory, governmental, technological, and other factors that may affect Xeris can be found in Xeris’ filings, including its most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Forward-looking statements in this communication are based on information available to us, as of the date of this communication and, while we believe our assumptions are reasonable, actual results may differ materially. Subject to any obligations under applicable law, we do not undertake any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations.

Investor Contact:
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com